Exhibit 99

For Immediate Release

Kevin Kaastra

Vice President of Finance

Fremont Michigan InsuraCorp, Inc.

(231) 924-0300

or

Noel Ryan, Don Hunt

Investor Relations

Lambert, Edwards & Associates, Inc.

616-233-0500

Fremont Michigan InsuraCorp, Inc. Announces

Fourth Quarter and 2006 Results

Fremont, Michigan, February 26, 2007 – Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), today announced its 2006 fourth-quarter and year-end operating results, highlighted by best-ever annual revenue and significant increases in quarterly and annual pre-tax income.

Fremont, a Michigan-based provider of property and casualty insurance, posted net income of $3.3 million, or $1.90 per diluted share, on revenue of $11 million for the fourth quarter ended Dec. 31, 2006. For the fiscal year 2006, the Company generated net income of $7.2 million, or $4.10 per diluted share, on record revenues of $42.1 million. Pre-tax income increased 43% to $4.9 million for the fourth quarter, and 35% to $10.7 million for the full year.

In the fourth quarter of 2005, Fremont posted net income of $2.3 million or $1.31 per diluted share on $10.6 million in revenues. For fiscal 2005, the Company reported net income of $9.1 million, or $5.24 per diluted share, on revenues of $41.5 million.

Fremont noted that their 2005 net income included a non-recurring federal income tax benefit of $3.8 million, or $2.23 per diluted share. In addition, revenue totals in the third and fourth quarters of 2005 included $1 million and $400,000, respectively, ($1.4 million total for 2005) in premium revenue relating to Fremont’s quota share reinsurance agreement, which had previously been placed into runoff.

Excluding these extraordinary items realized in 2005, Fremont’s fourth quarter 2006 results reflect a 65.8% increase in net income and an 8% increase in total revenues, and a 67.7% increase in net income and 5.1% increase in total revenues for the year.

Fremont continued to drive new business growth and maintain solid renewal rates across the majority of its product lines in 2006. Net premiums earned were up for the fourth quarter and year. Excluding the non-recurring 2005 quota-share impact, 2006 net premiums earned rose 7.3% for the quarter and 5.1% for the year. Direct premiums written increased 9.5% for the fourth quarter and 7.4% for the year, with the automobile product line continuing to lead the way with a 24% increase in 2006.

“We are pleased with our results for the fourth quarter and fiscal year, as it is clear that the disciplined growth strategy we established several years ago has served us well and remains the best path for continued success,” said Richard E. Dunning, President and CEO of Fremont Michigan InsuraCorp, Inc. “We have established our current momentum by maintaining our discipline and avoiding the pricing battles that come with a softening market. We continue to focus our energy on product segments that offer the best sustainable return. This approach will help ensure that we remain efficient as an organization, in the market’s continuing cycles.”

The Company’s fourth-quarter loss and loss adjusting expense (LAE) ratio (incurred losses and LAE divided by net premiums earned) dropped to 25.5% compared to 44.5% in the fourth quarter of 2005. For the year, Fremont’s loss and LAE ratio dropped to 44.8% from 53.4% in 2005. The decrease was driven primarily by a drop in claim severity.

The 2006 expense ratio was 34.6% compared to 32.3 % in 2005. Excluding the non-recurring 2005 quota-share impact on net premiums earned, the 2005 expense ratio was 33.5%. The increase in the expense ratio was attributable to increased depreciation associated with the Company’s web-based rating platform – Fremont Complete – coupled with increased underwriting survey and inspection costs.

In the fourth quarter, the Company’s combined ratio declined to 59.8%, down from 72.2% in the year-ago period. For the full-year 2006, the combined ratio declined to 79.4% from 85.7% in 2005. A combined ratio is the sum of net losses, loss adjustment expenses and policy acquisition and other underwriting expenses divided by net premiums earned. A key indicator of an insurer’s financial health, a combined ratio of less than 100% means a company is making an underwriting profit.

“From an operating and finance perspective, the fourth quarter and fiscal year were excellent, both in terms of our record revenue and our ability to drop more of that revenue to the bottom line. If you remove the non-recurring gains in our 2005 results, the overall growth, efficiency and increased profitability generated in 2006 is even more apparent,” said Kevin Kaastra, Vice President of Finance of Fremont Michigan InsuraCorp, Inc. “I would also note that our investment portfolio performed quite well and we continue to strengthen our balance sheet, increasing shareholders equity by more than 33% for the year.”

Fremont ended the fourth quarter of 2006 with total investments of $56.9 million, up 10.7% for the year. The Company realized a 24.1% increase in net investment income for the fourth quarter and a 11.8% increase in net investment income in 2006 driven by growth in invested assets as well as increased yields in the fixed maturity portfolio. Stockholders’ equity at year-end had increased 33% to $34.4 million, compared to $25.8 million as of December 31, 2005.

In October of 2006, Fremont executed a two-for-one stock split on its common stock in the form of a 100% stock dividend. As a result of the split, Fremont Michigan InsuraCorp, Inc. has approximately 1,725,000 shares outstanding. All share and per share numbers disclosed in this press release and the accompanying financial statements are presented post-split.

Key Highlights

•	Pretax income increased 35% to $10.7 million in 2006 from $7.9 million in 2005.

•	For 2006, Fremont generated net income of $7.2 million, or $4.10 per diluted share and 2006 revenues were $42.1 million, the highest in Company history.

•

2005 net income included a one-time tax benefit of $3.8 million, or $2.23 per diluted share. Revenue in 2005 included $1.4 million in premium revenue relating to a quota share reinsurance agreement, which had previously been placed into runoff.

•	Excluding non-recurring items in 2005, Fremont posted a 67.7% increase in net income and 5.1% increase in total revenues for 2006.

•	Direct premiums written increased 9.5% for the fourth quarter and 7.4% for the year, with the automobile product line continuing to lead the way with a 24% increase in 2006.

•	During 2006, shareholders’ equity increased 33% to $34.4 million, up from $25.8 million in 2005. Shareholders’ equity has almost doubled since 2004.

•	For the year-end 2006, total assets increased 13% to $85.9 million, while total liabilities increased 2.6% to $51.4 million.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc.

There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont Michigan InsuraCorp, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Fremont Michigan InsuraCorp, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; change in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues:
Net premiums earned	$10,109,076	$9,820,257	$39,249,248	$38,755,853
Net investment income	582,583	469,415	1,887,719	1,688,853
Net realized gains on investments	224,341	220,813	519,835	608,819
Other income, net	111,940	100,729	417,392	397,673

Total revenues	11,027,940	10,611,214	42,074,194	41,451,198

Expenses:
Losses and loss adjustment expenses, net	2,580,772	4,373,726	17,564,611	20,703,929
Policy acquisition and other underwriting expenses	3,467,668	2,711,930	13,599,846	12,508,098
Interest expense	50,580	76,653	228,403	308,805

Total expenses	6,099,020	7,162,309	31,392,860	33,520,832

Income before federal income tax expense	4,928,920	3,448,905	10,681,334	7,930,366

Federal income tax expense (benefit)	1,576,441	1,162,620	3,466,001	(1,151,903)

Net income	$3,352,479	$2,286,285	$7,215,333	$9,082,269

Net income per common share
Basic	$1.94	$1.33	$4.18	$5.27
Diluted	$1.90	$1.31	$4.10	$5.24

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	December 31, 2006	December 31, 2005
Assets

Investments:
Fixed maturities available for sale, at fair value	$44,959,266	$41,644,429
Equity securities available for sale, at fair value	11,689,756	9,508,185
Mortgage loans on real estate from related parties	260,808	262,294

Total investments	56,909,830	51,414,908
Cash and cash equivalents	4,598,843	1,542,581
Premiums due from policyholders, net	7,528,683	7,143,537
Amounts due from reinsurers	7,883,153	7,286,936
Prepaid reinsurance premiums	404,016	212,291
Accrued investment income	447,411	402,937
Deferred policy acquisition costs	3,235,383	3,092,618
Deferred federal income taxes	3,070,713	3,774,445
Property and equipment, net of accumulated depreciation	1,771,323	1,082,547
Other assets	28,078	7,827

	$85,877,433	$75,960,627

Liabilities and Stockholders’ Equity

Liabilities:
Losses and loss adjustment expenses	$20,176,555	$18,866,814
Unearned premiums	21,463,019	20,437,157
Reinsurance funds withheld and premiums ceded payable	50,313	1,026,340
Accrued expenses and other liabilities	6,867,081	6,903,968
Surplus notes	2,890,288	2,890,288

Total liabilities	51,447,256	50,124,567

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,725,456 and 1,724,256 shares issued and outstanding at December 31, 2006 and 2005, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	7,605,096	7,550,304
Retained earnings	25,511,413	18,296,080
Accumulated other comprehensive income	1,313,668	(10,324)

Total stockholders’ equity	34,430,177	25,836,060

Total liabilities and stockholders’ equity	$85,877,433	$75,960,627